SUB ITEM 77I


Effective November 14, 2008, Massachusetts Investors Trust, designated its shares as "Class A Shares," "Class B Shares," "Class C Shares," "Class I Shares," "Class R1 Shares," "Class R2 Shares," "Class R3 Shares," "Class R4 Shares," "Class 529A Shares," "Class 529B Shares," and "Class 529C Shares."